EXHIBIT 10.09
STOCK PURCHASE AGREEMENT
by and between
ATLANTIC AMERICAN CORPORATION
and
COLUMBIA MUTUAL INSURANCE COMPANY
Dated December 26, 2007

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Page
6.10 Binding Effect	20
6.11 Severability	20
6.12 Publicity	20
6.13 Subsequent SEC Filings	20
6.14 Authorship	20
     Exhibit A            Form of Non-Competition Agreement

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STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 26th day of December, 2007, by and between ATLANTIC AMERICAN CORPORATION, a Georgia corporation (“Seller”), and COLUMBIA MUTUAL INSURANCE COMPANY, a Missouri corporation (“Purchaser”).
     WHEREAS, upon and subject to the terms and conditions set forth herein, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, all of the issued and outstanding shares of stock (the “Shares”) of GEORGIA CASUALTY & SURETY COMPANY, a Georgia corporation (“Georgia Casualty”), ASSOCIATION CASUALTY INSURANCE COMPANY, a Texas corporation (“Association Casualty”) and ASSOCIATION RISK MANAGEMENT GENERAL AGENCY, INC., a Texas corporation (“ARMGA” and collectively with Georgia Casualty and Association Casualty, the “Subsidiaries”), each a wholly-owned subsidiary of Seller; and
     WHEREAS, Seller owns 100% of the outstanding capital stock of Georgia Casualty, Association Casualty and ARMGA;
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF THE SHARES; THE CLOSING
     1.1 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, all of the Shares, and Purchaser shall pay to Seller as consideration therefor the following amounts, subject to adjustment pursuant to Section 1.2 and, if applicable, Section 4.2(h) (collectively, the “Purchase Price”):
          (a) in respect of Georgia Casualty and Association Casualty, an amount equal to the statutory capital and surplus of Georgia Casualty and Association Casualty as of December 31, 2007 to be set forth in the 2007 Annual Statement and computed in accordance with NAIC statutory accounting principles applied on a basis consistent with the December 31, 2006 statutory Annual Statement (the “Unaudited Statutory Capital and Surplus”), plus Four Million Five Hundred Thousand Dollars ($4,500,000) to be allocated proportionally between the companies based upon the audited capital and surplus of said companies as of December 31, 2007.
          (b) in respect of ARMGA, an amount equal to the GAAP book value of ARMGA as of December 31, 2007.
     1.2 Post-Closing Adjustment. Upon Seller’s delivery to Purchaser of the 2007 Audited Statements in accordance with Section 3.9:
          (a) if the Unaudited Statutory Capital and Surplus exceeds the audited statutory capital and surplus of Georgia Casualty and Association Casualty as of December 31, 2007 as set forth in the 2007 Audited Statements and computed in accordance with NAIC statutory accounting principles applied on a basis consistent with the December 31, 2006 statutory Annual Statement (the “Audited Statutory Capital and Surplus”), then Seller shall pay to Purchaser the difference between the Unaudited Statutory Capital and Surplus and the Audited Statutory Capital and Surplus by means of a wire transfer of immediately available funds to such bank account in the United States as designated by Purchaser within two (2) days after the 2007 Audited Statements are delivered; and
          (b) if the Audited Statutory Capital and Surplus exceeds the Unaudited Statutory Capital and Surplus, then Purchaser shall pay to Seller the difference between the Audited Statutory Capital and Surplus and the Unaudited Statutory Capital and Surplus by means of a wire transfer of immediately available funds to such bank account in the United States as designated by Seller within two (2) days after the 2007 Audited Statements are delivered.

     1.3 Time and Place of the Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place within five business days following the satisfaction or waiver of the conditions to Closing set forth herein, but in any event no later than March 31, 2008, unless the regulatory approvals required pursuant to Article IV have not been obtained by such date in which case the Closing shall take place no later than the date mutually agreed to in writing by Purchaser and Seller to provide for additional time to obtain such approvals, or such other later date as mutually agreed in writing by Purchaser and Seller (the “End Date”), at 9:30 a.m., EST (the date and time of the Closing being referred to herein as the “Closing Date”) at the offices of Troutman Sanders LLP in Atlanta, Georgia.
     1.4 Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser (i) certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, and (ii) unless previously delivered, all other documents required herein to be delivered by Seller at the Closing.
     1.5 Deliveries by Purchaser at the Closing. At the Closing, Purchaser (i) shall pay to Seller the Purchase Price by means of a wire transfer of immediately available funds to such bank account in the United States as designated by Seller; and (ii) shall deliver to Seller, unless previously delivered, all other documents required herein to be delivered by Purchaser to Seller at the Closing.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:
          (a) Organization and Good Standing. Seller and each of the Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization.
          (b) Corporate Authorization. This Agreement has been duly authorized, executed and delivered by or on behalf of Seller and Seller is duly authorized to enter into this Agreement, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby.
          (c) Enforceability. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.
          (d) Non-Contravention. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will constitute a material violation of or a material default under, or materially conflict with, (i) the articles of incorporation, bylaws or other organizational or governing documents of Seller or the Subsidiaries, (ii) any law, judgment, decree, order, regulation or rule of any court or governmental agency or authority applicable to Seller or the Subsidiaries or any of their respective properties or assets (collectively, “Applicable Law”), or (iii) any indenture, mortgage, loan or credit agreement, or any material contract, commitment, agreement, understanding, arrangement or restriction of any kind by which Seller or the Subsidiaries is bound, other than the Pledge Agreement (defined below) or the Guaranty Agreement (defined below).
          (e) Brokerage. No broker, finder or other similar independent agent other than Benfield Advisory Inc. has acted for Seller in connection with this Agreement and the transactions contemplated hereby. All fees payable to Benfield Advisory, Inc. in connection with the transactions contemplated by this Agreement shall be paid by Seller.
          (f) Capitalization. Georgia Casualty’s authorized capital stock consists solely of 10,000,000 shares of common stock, par value $1.00 per share, 2,000,000 of which are currently issued and outstanding. Association Casualty’s authorized capital stock consists solely of 1,500,000 shares of common stock, par value $2.00 per share, 900,000 of which are currently issued and outstanding. ARMGA’s authorized capital stock consists solely of 100,000 shares of common stock, par value $1.00 per share, 1,000 of which are currently issued and outstanding. Pursuant to a pledge agreement by and between Seller and Wachovia Bank, National Association (“Bank”) dated as of December 22,

2006 (the “Pledge Agreement”), Seller has pledged the Shares of Georgia Casualty and Association Casualty to Bank. On the date hereof, no other liens, charges, proxies, encumbrances or security interests (collectively, “Liens”) exist on the Shares and, except for the Pledge Agreement, Seller has title to the Shares free and clear of all Liens. In accordance with Section 4.2(f), Seller shall cause Bank to release the Shares from the Pledge Agreement prior to or at the Closing so that, at the time Seller transfers the Shares held by it to Purchaser, Seller shall have title to the Shares, free and clear of all Liens. The Shares constitute all of the issued and outstanding shares of capital stock of the Subsidiaries, and there are no outstanding options, warrants or rights to purchase from Seller or the Subsidiaries any shares of capital stock of the Subsidiaries.
          (g) Transfer of Title of Shares. The transfer of the Shares to Purchaser in accordance with the terms of this Agreement will pass title to the Shares to Purchaser, free and clear of all Liens, other than Liens which may arise other than by reason of the actions or inactions of Seller.
          (h) Qualification. Each of the Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction listed on Schedule 2.1(h).
          (i) SEC Filings and Financial Statements.
          (i) Seller has heretofore delivered to Purchaser copies of Seller’s (x) Annual Report on Form 10-K for the fiscal year ended December 31, 2006, (y) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. Since December 31, 2005, Seller has timely filed all reports, registration statements and other documents required to be filed with the SEC under the rules and regulations of the SEC, and all such reports, registration statements and other documents have complied in all material respects, as of their respective filing and effective dates, as the case may be, with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended. As of their respective filing and effective dates, none of such reports, registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (ii) Seller has delivered, or to the extent applicable with respect to the 2007 Annual Statement will deliver prior to the Closing, to Purchaser complete and correct copies of the following statutory financial statements:
          (A) the Annual Statements of Georgia Casualty filed with the Georgia Insurance Department and Association Casualty filed with the Texas Insurance Department for the years ending December 31, 2004, 2005 and 2006 and, in the event that the Closing occurs after March 1, 2008, for the year ending December 31, 2007 (the “2007 Annual Statement”), together with the exhibits and schedules thereto (collectively, the “Annual Statements”);
          (B) the Quarterly Statements of Georgia Casualty filed with the Georgia Insurance Department and of Association Casualty filed with the Texas Insurance Department for the quarters ending March 31, 2007, June 30, 2007 and September 30, 2007, together with the exhibits and schedules thereto (collectively, the “Quarterly Statements”); and
          (C) the audited statutory balance sheets of Georgia Casualty and Association Casualty on an unconsolidated basis as of and for the years ended December 31, 2004, 2005 and 2006, and the audited statutory statements of operations, changes in capital and surplus, and cash flows of Georgia Casualty and Association Casualty on an unconsolidated basis as of and for the years ended December 31, 2004, 2005 and 2006 (such financial statements, including all notes and schedules thereto, the independent auditors’ report of Deloitte & Touche LLP thereon (with respect to the financial statements for the years ended December 31, 2004 and 2005) and the independent auditors’ report of BDO Seidman, LLP thereon (with respect to the financial statements for the years ended December 31, 2006), being the “Audited Statutory Statements”) (the balance sheet as of December 31, 2006 included in the Audited Statutory Statements is referred to herein as the “2006 Balance Sheet”).
The statutory financial statements contained in the Annual Statements (and with respect to clause (ii) below, other items contained in the Annual Statements) and the Audited Statutory Statements (i) have been prepared in conformity with SAP using comparable estimates and assumptions applied on a consistent basis with the December 31, 2006 financial statements, except that the financial statements contained in the Quarterly Statements are unaudited, (ii) are true, correct and complete and in accordance with the books and records of Georgia Casualty and Association Casualty, and (iii) present fully and fairly, on a SAP basis, the financial condition, assets and liabilities of each of Georgia Casualty and Association Casualty, as the case may be, as of the respective dates thereof and the results of operations and cash flows for the respective periods indicated. The financial statements contained in the Quarterly Statements include all adjustments necessary for a fair presentation of the financial position of each of Georgia Casualty and Association Casualty, respectively, and the results of their respective operations for the interim period presented, subject to normal recurring year-end adjustments and the omission of footnote disclosures.
          (j) Absence of Certain Changes. Since September 30, 2007, there has been no occurrence having, or which would reasonably be expected to result in, a Material Adverse Effect on the Subsidiaries. Since September 30, 2007, the business of the Subsidiaries has been conducted only in the ordinary and usual course consistent with past practice, except with respect to the transactions contemplated by this Agreement. A “Material Adverse Effect” shall mean any condition, change or effect (or series of related conditions, changes or effects) that individually or in the aggregate is substantially or significantly different from the usual and customary norms of the condition specified, or which is substantially or significantly adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of the person specified; (ii) the validity or enforceability of this Agreement; or (iii) the ability of either of the parties to perform their obligations under this Agreement, provided, however, that a Material Adverse Effect shall not include changes generally affecting companies operating in the industry in which the person specified operates or any general economic conditions, except to the extent that such changes disproportionately have a greater adverse impact on the person specified as compared to the adverse impact such changes have on other persons operating in the same industry.
          (k) Reserves. All losses and loss adjustment expenses established and reflected in the Annual Statement for the year ended December 31, 2006, the Quarterly Statement for the quarter ended September 30, 2007 and the 2006 Balance Sheet in respect of the Subsidiaries’ insurance policies were determined in accordance with generally accepted actuarial standards, were based on actuarial estimates and assumptions that were reasonable and appropriate to the relevant insurance policies and were recorded in compliance with the applicable requirements of the Georgia Insurance Code and the Texas Insurance Code, as applicable, and each of the foregoing statements will be true with respect to the 2007 Annual Statement upon its completion, and make good, sufficient and adequate provision (under commonly accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles) to cover the total amount of all reasonably anticipated claims, expenses and other liabilities of the Subsidiaries under all policies issued by said Subsidiaries on the respective dates of said Annual Statements, and Quarterly Statement, including the 2007 Annual Statement upon its completion.
          (1) Tax Matters.
          (i) Each of the Subsidiaries has filed all Tax Returns and all income and other material Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes shown as due on such Tax Returns have been paid. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Subsidiaries.
          (ii) The United States federal income Tax Returns of the Subsidiaries and the Seller have not been audited or examined by the U.S. Internal Revenue Service and no waivers of statute of limitations have been given with respect to any Taxes of the Subsidiaries. There is no material dispute or claim concerning any Tax liability of the Subsidiaries claimed or raised by any Tax authority.
          (iii) None of the Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). None of the Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Subsidiaries are currently members of a consolidated group for federal income tax purposes of which Seller is the parent corporation and are also parties to a tax sharing agreement. Except with respect to the members of such group, none of the Subsidiaries is a party to or bound by any tax allocation or sharing agreement or has liability for the Taxes of any person under Treas. Regs Section 1.1502-6 as a transferee or successor, by contract, or otherwise.
          (iv) None of the Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
          (v) None of the Subsidiaries has been or is presently in material violation of any applicable law relating to the payment or withholding of taxes. Each of the Subsidiaries has duly and timely withheld from employee salaries, wages or other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.
               For purposes of this Agreement, “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding social security, unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
               For purposes of this Agreement, “Tax Return” means any return, declaration, report, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereto.
          (m) Pending Litigation or Proceedings. Except for claims under insurance contracts against the Subsidiaries in the ordinary course of business, there are no claims, suits, actions, proceedings, arbitrations or investigations now pending, or to the Knowledge of Seller threatened, against or otherwise relating to or involving any of the Subsidiaries or any of their properties, the outcome of which would reasonably be expected to have a Material Adverse Effect on the Subsidiaries. With respect to the Subsidiaries (i) no investigation or examination by any insurance regulatory authority is pending, and (ii) no such investigation or examination has occurred since the date upon which Seller acquired the Shares, other than routine insurance department exams. With respect to the Subsidiaries, no fine or penalty imposed by an insurance regulatory authority since the date upon which Seller acquired the Shares is currently unpaid or outstanding. “Knowledge of Seller” shall mean those facts known by any of the officers or directors of Seller, the Subsidiaries or any affiliate of Seller.
          (n) Compliance with Applicable Laws. None of the Subsidiaries is in violation of any Applicable Law, except for possible violations that would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on the Subsidiaries. Each of the Subsidiaries holds all licenses, permits and registrations required to conduct its business, and all such licenses, permits and registrations are valid and in full force and effect, except for those the absence of which are not reasonably likely to have a Material Adverse Effect on the Subsidiaries. Each of the Subsidiaries is in compliance with all such licenses, permits and registrations, except for possible failures to be so in compliance which are not reasonably likely to have a Material Adverse Effect on the Subsidiaries.
          (o) Consents and Approvals. Except as set forth on Schedule 2.1(o), except as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “Hart-Scott-Rodino Act”), and except for the approval of the Georgia Insurance Department, the Texas

Insurance Department and the Missouri Insurance Department, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any person or Governmental Entity (as hereinafter defined).
          (p) Legal Investments. The Subsidiaries have good and valid title to all bonds, stocks and other investments owned beneficially or of record, free and clear of any liens or other encumbrances. All such bonds, stocks and other investments are permissible investments for the Subsidiaries under the Georgia Insurance Code and the Texas Insurance Code, as applicable.
          (q) Insurance Issued. All insurance policies and contracts issued by the Subsidiaries now in force (other than policies and contracts issued under applicable surplus lines laws) are on forms and at rates approved by the insurance regulatory authority of the state or jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.
          (r) Material Contracts. Except as set forth in Schedule 2.1(r), Seller has made available to Purchaser complete and correct copies of (i) all reinsurance agreements currently in effect that have been entered into within the past fifteen (15) years and will provide prior to the Closing evidence of all reinsurance coverage currently in effect pursuant to reinsurance agreements that were entered into prior to such period; (ii) all loan or credit agreements, mortgages, indentures, or other agreements for borrowed money currently in effect; (iii) all employment or compensation agreements currently in effect with officers, directors, employees, agents (other than insurance agents), consultants and independent contractors; and (iv) each other contract, lease, agreement or legal commitment of any kind currently in effect, oral or written, formal or informal, pursuant to which any of the Subsidiaries owes or could owe more than $75,000 per calendar year or which limits the ability of any of the Subsidiaries to engage in any line of business or to provide services to any person (the agreements described in (i)-(iv) are collectively the “Material Contracts”). All Material Contracts currently in effect are in full force and effect, and none of the Subsidiaries is in default under, nor has any event occurred which with the passage of time or giving of notice or both would result in any of the Subsidiaries being in default under, any of the terms thereof.
          (s) Employee Benefit Plans. The Subsidiaries sponsor no “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”), including the rules and regulations thereunder and hereinafter the “Employee Benefit Plans”). The employees of the Subsidiaries participate in the Employee Benefit Plans of Seller that are set forth on Schedule 2.1(s). Except as set forth on Schedule 2.1(s) and except as required by Applicable Law, neither Seller nor the Subsidiaries nor their affiliates has any contract, plan or commitment, whether legally binding or not, to create any additional benefit plan or to modify any existing benefit plan. To the Knowledge of Seller, all benefit plans applicable to employees of the Subsidiaries comply with all applicable provisions of ERISA and regulations promulgated thereto.
          (t) Transactions with Related Parties. Except as set forth on Schedule 2.1(t), none of the Seller, any affiliate of the Seller or any officer or director of the Subsidiaries:
(i)	has borrowed money or loaned money to any of the Subsidiaries which will not be repaid on or before Closing;

(ii)	has any contractual or other claim against any of the Subsidiaries; or

(iii)	has any interest in any property or assets used by the Subsidiaries in their respective businesses.
          (u) Labor Relations. (a) No employee of any of the Subsidiaries is represented by any union or other labor organization; (b) there is no unfair labor practice complaint against any of the Subsidiaries actually pending or, to the Knowledge of Seller, overtly threatened before the National Labor Relations Board; and (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the Knowledge of Seller, threatened against or involving any of the Subsidiaries.

          (v) Insurance. All of the Subsidiaries’ properties and assets of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by the Subsidiaries in such amounts and against such losses, casualties or risks as is (a) usual in such companies and for such properties, assets and businesses, or (b) required by any Applicable Law.
          (w) Books and Records. The books and records of the Subsidiaries accurately reflect in all material respects the business or condition of the Subsidiaries and have been maintained in all material respects in accordance with good business and bookkeeping practices.
          (x) No Undisclosed Liabilities. Except to the extent reflected in (i) the Annual Statement for the year ended December 31, 2006 if the Closing occurs prior to March 1, 2008 or the Annual Statement for the year ended December 31, 2007 if the Closing occurs after March 1, 2008, (ii) the Quarterly Statement for the quarter ended September 30, 2007, (iii) the Audited Statutory Statement for the year ended December 31, 2006, (iv) the 2007 Unaudited Statements or (v) Section 3.11 of this Agreement, there are no undisclosed liabilities as of the date of said statements that individually or in the aggregate have or may reasonably be expected to have a Material Adverse Effect on any of the Subsidiaries.
     Except as set forth in this Section 2.1, Seller makes no express or implied representations or warranties with respect to the business, operations, condition (financial or otherwise), assets, liabilities or prospects of the Subsidiaries or any of its direct or indirect subsidiaries or any of the transactions contemplated hereby.
     2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:
          (a) Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization.
          (b) Authorization. This Agreement has been duly authorized and delivered by or on behalf of Purchaser and Purchaser is duly authorized to enter into this Agreement, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby.
          (c) Enforceability. This Agreement is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or general principles of equity.
          (d) Non-Contravention. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will constitute a material violation of or a material default under, or materially conflict with, (i) the Articles of Incorporation or Bylaws or other organizational or governing documents of Purchaser, (ii) to the Knowledge of Purchaser, any law, judgment, decree, order, regulation or rule of any court or governmental agency or authority applicable to Purchaser or any of its respective properties or assets, or (iii) any indenture, mortgage, loan or credit agreement, or any material contract, commitment, agreement, understanding, arrangement or restriction of any kind by which Purchaser is bound. With respect to Purchaser, “Knowledge” shall mean those facts known by any of the officers or directors of Purchaser.
          (e) Brokerage. No broker, finder or other similar independent agent has acted for Purchaser in connection with this Agreement and the transactions contemplated hereby.
          (f) Investment Intent. Purchaser is purchasing the Shares for its own account, and with no intention of distributing or reselling said securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to Purchaser’s right at all times to sell or otherwise dispose of all or any part of said securities pursuant to an effective registration statement under the Securities Act, and applicable state securities laws, or under an exemption from such registration available under the Securities Act and other applicable state securities laws and subject, nevertheless, to the disposition of Purchaser’s property being at all times within Purchaser’s control.

          (g) Pending Litigation or Proceedings. There are no claims, suits, actions, proceedings, arbitrations or investigations pending or, to the Knowledge of Purchaser, threatened, against or otherwise relating to or involving Purchaser or any of its properties, the outcome of which would reasonably be expected to affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to have a Material Adverse Effect on Purchaser.
          (h) Consents and Approvals. Except as required under the Hart-Scott-Rodino Act, and except for the approval of the Georgia Insurance Department, the Texas Insurance Department and the Missouri Insurance Department, the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any person or Governmental Entity.
     Except as set forth in this Section 2.2, Purchaser makes no express or implied representations or warranties with respect to the business, operations, condition (financial or otherwise), assets, liabilities or prospects of Purchaser or any of its direct or indirect subsidiaries or any of the transactions contemplated hereby.
ARTICLE III
OTHER AGREEMENTS
     3.1 Conduct of Business Pending Closing. Seller covenants and agrees that, prior to the Closing Date, unless Purchaser shall otherwise agree in writing or as otherwise expressly permitted or contemplated by this Agreement or required by law, it will cause the business of the Subsidiaries to be conducted only in the ordinary course consistent with past practice.
          (a) Without limiting the generality of the foregoing, Seller covenants and agrees that, prior to the Closing Date, unless Purchaser shall otherwise agree in writing or as otherwise expressly permitted or contemplated by this Agreement or required by law, Seller shall not, and shall not permit the Subsidiaries to:
          (i) amend the articles of incorporation or bylaws of the Subsidiaries;
          (ii) issue or sell any shares of, or rights of any kind to acquire any shares of or to receive any payment based on the value of, the Subsidiaries’ capital stock or any securities convertible into shares of any such capital stock, or redeem or make any payment or other distribution upon or with respect to any shares of capital stock of the Subsidiaries;
          (iii) incur any indebtedness of the Subsidiaries for borrowed money;
          (iv) agree to any merger or consolidation of or involving the Subsidiaries or sale of all or substantially all of the assets of the Subsidiaries or any similar reorganization, arrangement or business combination of or involving the Subsidiaries;
          (v) enter into any contract or other agreement which could materially and adversely affect Seller’s ability to perform its obligations under this Agreement, or amend or modify any existing contract or other agreement in a manner which could have any such effect;
          (vi) enter into any contract or other agreement relating to the direct or indirect guarantee by the Subsidiaries (other than the endorsement of negotiable instruments for collection in the ordinary course of business) of or in respect of indebtedness for borrowed money or other financial obligations of any other person or entity;
          (vii) declare or pay any dividend (other than routine monthly dividends paid by Georgia Casualty to Seller in amounts not to exceed $100,000 per month);

          (viii) increase the compensation or benefits of officers or employees of the Subsidiaries or pay any bonuses except for normal and customary increases made or bonuses paid or accrued in accordance with past practices;
          (ix) except in the ordinary course of business, create or incur any lien, encumbrance, mortgage, pledge, charge or security interest whatsoever on any of the Subsidiaries’ properties; or, except for the issuance of insurance contracts or policies and the settlement of insurance claims in the ordinary course of business, incur or assume any guaranty or other liability to discharge an obligation of another;
          (x) enter into or terminate any Material Contracts (other than the 2008 reinsurance agreements), except with the written permission of Purchaser which shall not be unreasonably withheld and which shall be deemed given if Purchaser shall not have denied permission within three (3) business days of any such request, and except as provided in Section 4.2(i) of this Agreement;
          (xi) except for outstanding commitments made prior to the date of this Agreement as set forth on Schedule 3.1(xi), make any expenditure for fixed assets in excess of $25,000 for any single item or $100,000 in the aggregate;
          (xii) do or fail to do anything that will cause a breach of, or default under, any Material Contract;
          (xiii) make any change of a material nature in the Subsidiaries’ accounting or reserving procedures, methods, policies or practices or the manner in which the Subsidiaries maintain their records; or
          (xiv) invest any of the funds of the Subsidiaries in any investment other than securities designated as Category 1 Securities, or approved money market funds in the Purposes and Procedures Manual of the National Association of Insurance Commissioners Securities Valuation Office.
          (b) Seller further covenants and agrees that, prior to the closing date, Seller will:
          (i) use commercially reasonable efforts to preserve intact the Subsidiaries’ present business organization, reputation, and policyholder relations;
          (ii) use commercially reasonable efforts to keep available the services of the Subsidiaries’ current officers, employees, agents, consultants, and other similar representatives;
          (iii) use commercially reasonable efforts to maintain all licenses, qualifications, and authorizations of the Subsidiaries to do business in each jurisdiction in which it is so licensed, qualified, or authorized;
          (iv) use commercially reasonable efforts to continue all current marketing and selling activities relating to the business, operations, or affairs of the Subsidiaries;
          (v) exercise commercially reasonable efforts to maintain and protect the confidential and proprietary nature of all of each of the Subsidiaries’ policyholder lists, lists of the Subsidiaries’ agents and producers, billing records and commission statements, marketing plans, lists of prospective customers or agents, and other materials relating to the Subsidiaries’ sales and marketing practices or in force business, all of which, upon the request of the Purchaser, shall be marked or designated by the Subsidiaries as “confidential and proprietary information;”
          (c) Seller will cause the books and records of the Subsidiaries to be maintained in the usual manner and consistent with past practice and will not permit a material change in any underwriting, investment, actuarial, financial reporting, or accounting practice or policy of the Subsidiaries or in any assumption underlying such practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes (including, without limitation, any practice, policy, assumption, or method relating to or affecting the determination of the Subsidiaries’ investment income, reserves or other similar amounts, or operating ratios with respect to expenses, losses, or premiums).
          (d) Seller will cause the Subsidiaries to:
          (i) cause all reserves and other similar amounts with respect to insurance contracts established or reflected in the books and records of the Subsidiaries to be (1) computed and reflected on a basis consistent with those reserves and other similar amounts and reserving methods followed by the Subsidiaries as of December 31, 2006 and (2) good, sufficient and adequate (under commonly accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, losses, claims, expenses, and other liabilities of the Subsidiaries under all insurance contracts pursuant to which the Subsidiaries have or will have any liability (including, without limitation, any liability arising under or as a result of any reinsurance, coinsurance, or other similar contract); and
          (ii) continue to own admitted assets that qualify as legal reserve assets under all applicable insurance laws in an amount at least equal to the required reserves of each of the Subsidiaries and other similar amounts.
          (e) The Subsidiaries will continue to comply, in all material respects, with all Applicable Laws.
     3.2 Regulatory Filings and Approvals.
          (a) Each of Purchaser and Seller shall make and diligently pursue, and shall cooperate fully with each other in making and pursuing, all filings and requests for licenses, requests and approvals of any federal, state or local department, agency, commission, board, bureau or administrative or regulatory authority or instrumentality (each a “Governmental Entity”) as shall be reasonably necessary or advisable in order to consummate the transactions contemplated by this Agreement as promptly as practicable, and shall use all reasonable efforts to obtain all such licenses, consents and approvals as promptly as practicable and to thereafter maintain all such licenses, consents and approvals in full force and effect until the transactions contemplated by this Agreement have been consummated. Any filing fees for filings or requests which may be required for the consummation of the transactions contemplated by this Agreement shall be paid by the party required to make said filing or request.
          (b) Purchaser shall use commercially reasonable efforts to file a “Form A Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer” (a “Form A Statement”) with the Georgia Insurance Department and the Texas Insurance Department with respect to the transactions contemplated hereby within three (3) calendar weeks after the date this Agreement is fully executed.
          (c) Purchaser and Seller acknowledge and agree that American Southern Insurance Company, a wholly-owned subsidiary of Seller (“American Southern”), shall be released at the Closing from all of its obligations under that certain Unconditional Guaranty Agreement by and between Association Casualty and American Southern dated January 8, 2007 (the “Guaranty Agreement”), which was entered into as a requirement for Association Casualty to obtain a license to do business in North Carolina. At or prior to the Closing, Purchaser shall, or shall cause its affiliates to, take whatever action is necessary to maintain Association Casualty’s license to do business in North Carolina and, in the event that Purchaser fails to maintain such license, Seller shall not be responsible for any liabilities or any breaches or inaccuracies of its representations, warranties or other agreements contained in this Agreement or the disclosure schedules hereto that are a direct result of Purchaser’s failure to maintain such license.
     3.3 Access. From the date hereof through the Closing Date, upon reasonable notice, Seller shall (i) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access, during normal business hours, to the books and records of the Subsidiaries and (ii) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional information regarding the Subsidiaries as Purchaser may from time to time request; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Subsidiaries or Seller.

     3.4 Further Actions.
          (a) Subject to the rights of each party pursuant to Section 5.1 hereof, each of the parties hereto shall use all commercially reasonable efforts to cause the conditions precedent to the respective obligations of the other party hereto to be fully satisfied so that the Closing may occur at the earliest practicable date; provided, however, that if the Closing occurs, the obligations of each of the parties pursuant to this Section 3.4(a) shall be deemed to have been satisfied.
          (b) Upon and following the Closing Date, each party shall, if reasonably requested by the other party, execute and deliver such further instruments or agreements and take such other reasonable actions as may be necessary or desirable (i) to convey or transfer more effectively to Purchaser the Shares, or (ii) otherwise to effectuate the intent of the covenants and agreements of the parties herein.
     3.5 Notice of Proceedings. Each of Seller and Purchaser shall promptly notify the other of, and provide to the other all reasonably requested information relating to, any claim, action, suit, proceeding or governmental or regulatory investigation commenced or, to its actual Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries, as the case may be, which, if pending on the date hereof, would have made any representation of such party hereunder false or which otherwise relates to the execution of this Agreement or the consummation of any of the transactions contemplated hereby.
     3.6 Non-Solicitation. Seller will not, and will not cause or permit the Subsidiaries to, solicit any proposal or offer from any third party relating to the acquisition of all or substantially all of the capital stock or assets of the Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange); provided, however that, after giving notice thereof to Purchaser, Seller and the Subsidiaries and each of their officers and directors shall be entitled to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any unsolicited effort or attempt by any third party to do or seek to do any of the foregoing, in each case as and to the extent that their fiduciary duties may require (as determined in good faith by any such person taking such action). Purchaser further acknowledges and agrees that (i) any proposal or offer with respect to the stock or assets of the Subsidiaries which is not solicited in violation of this Section 3.6 and any discussions or negotiations not prohibited by this Section 3.6 shall not constitute a breach of this Agreement or interference with this Agreement or the within described contractual arrangement by Seller, any of its officers, directors or employees or any such third party, and (ii) Purchaser shall not take or cooperate with any other person or party in taking any action to enjoin or otherwise interfere with any such discussions or negotiations or to assert any liability on the part of Seller, any of its officers, directors or employees or any such third party resulting therefrom.
     3.7 Certain Tax Matters.
          (a) Seller shall prepare or cause to be prepared and Seller shall file or cause to be filed all Tax Returns for the Subsidiaries for all periods ending on or prior to the Closing Date, and shall pay such Tax as shown as due on such Tax Returns. Purchaser shall prepare or cause to be prepared all Tax Returns with respect to any taxable period that includes, but does not end on the Closing Date (a “Straddle Period”). Purchaser shall permit Seller to review and comment on each Tax Return described in the preceding sentence and shall consider Seller’s comments in good faith. Purchaser shall file or cause to be filed the Tax Returns in a timely manner. With respect to Taxes relating to the Straddle Period, Seller shall be responsible for the portion of such Taxes relating to the portion of the Straddle Period ending on the Closing Date (in the case of income taxes, determined on a closing of the books basis, and in the case of other taxes, on a per diem basis), and the Purchaser shall be responsible for Taxes relating to the portion of the Straddle Period starting on the Closing Date.
          (b) Purchaser and its affiliates (including the Subsidiaries) shall, upon receipt of notice of any claim, proceeding or audits regarding Taxes relating to a Tax period ending on or prior to the Closing Date or any Straddle Period, shall immediately give a copy of such notice to Seller. Seller shall be entitled to control any claim, proceeding or audit for tax periods ending prior to the Closing Date, and Seller shall be responsible for any additional tax liability that may be assessed. Purchaser shall be entitled to control any claim, proceeding or audit for any Straddle Period; provided, that Seller shall be entitled, at its expense, to participate in any such claim, proceeding or audit; and provided, further, that, to the extent Seller would be responsible for any potential portion of a tax liability pursuant to the last sentence of Section 3.7(a) resulting from any such claim, proceeding or audit, Purchaser shall not settle any such claim, proceeding or audit without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Purchaser shall not file any amended Tax Return with respect to the Subsidiaries relating to Tax Periods ending on or prior to the Closing Date without the prior written consent of Seller, which shall not be unreasonably withheld or delayed.
          (c) Purchaser, Seller and their affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 3.7 and any audit, litigation or other proceeding with respect to such Taxes.
     3.8 Employee Matters. Purchaser shall, and shall cause any of its subsidiaries or affiliates to, recognize the service of each employee of the Subsidiaries, immediately prior to the Closing Date, who remain in the active employment of the respective Subsidiaries after the Closing Date (the “Continuing Employees”), as if such service had been performed with Purchaser or its subsidiaries or affiliates with respect to any plans or programs in which Continuing Employees are eligible to participate after the Closing Date (i) for purposes of eligibility to participate, eligibility for early retirement and vesting (but not for benefit accrual unless required by applicable law) under any retirement plan, (ii) for purposes of eligibility for, and amount of, vacation, (iii) for purposes of eligibility and participation under any health or welfare plan with the exception of the long term disability plan, and (iv) for benefit determination purposes under any severance plan.
     3.9 Delivery of 2007 Audited Statements. Seller shall deliver to Purchaser the audited statutory balance sheets of Georgia Casualty and Association Casualty on an unconsolidated basis as of and for the year ended December 31, 2007, and the audited statutory statements of operations, changes in capital and surplus, and cash flows of Georgia Casualty and Association Casualty on an unconsolidated basis as of and for the year ended December 31, 2007 (such financial statements, including all notes and schedules thereto and the independent auditors’ report of BDO Seidman, LLP thereon, being the “2007 Audited Statements”), promptly upon the completion of the 2007 Audited Statements.
     3.10 Retained Litigation.
          (a) Purchaser and Seller acknowledge and agree that Seller shall retain all rights to pursue in the name of Georgia Casualty and Association Casualty that certain litigation pending in Case No. 1:06-cv-00954-KS-RHW in the United States District Court for the Southern District of Mississippi, Southern Division (the “Retained Litigation”), including the sole and exclusive right to control the prosecution of the Retained Litigation (including the settlement thereof).
          (b) Purchaser and Seller acknowledge and agree that Seller shall be entitled to any and all rewards or proceeds resulting from the Retained Litigation (including from the settlement thereof). Purchaser and Seller acknowledge and agree that Seller shall bear the responsibility for, and shall indemnify Purchaser against, all costs and expenses incurred in connection with Seller’s pursuit of the Retained Litigation, including any liabilities that may arise therefrom.
          (c) To the extent requested by Seller, Purchaser agrees to cooperate, and shall cause the Subsidiaries to cooperate, with Seller in its pursuit of the Retained Litigation, including by making available such of its or the Subsidiaries’ employees and officers and books and records that the Seller determines are necessary to pursue the Retained Litigation.
     3.11 Fees for Seller Services. From the date hereof through the Closing Date, Seller shall continue to provide to the Subsidiaries the intercompany services that Seller and its affiliates have historically provided to the Subsidiaries consistent with past practice and the Subsidiaries shall reimburse Seller and its affiliates for the costs of such services; provided, however, that the Subsidiaries shall not reimburse Seller and its affiliates for amounts for such services in excess of Three Hundred Seventy-Five Thousand Dollars ($375,000) in the aggregate for each calendar month during the period from January 1, 2008 through the Closing Date and said amount includes the dividends, if any, paid by Georgia Casualty to Seller referred to in Section 3.1(a)(vii) hereto. In the event that the Closing occurs on a date other than the last day of a month, said amount shall be prorated for said month. Seller and Purchaser acknowledge and agree that such monthly reimbursements shall be paid by the Subsidiaries to Seller or its affiliates within one month after such services are performed, including with respect to the month in which the Closing occurs in which case such fees for the period from the beginning of such month through the Closing Date shall be paid within one month after the Closing Date.
ARTICLE IV
CONDITIONS TO CLOSING
     4.1 Conditions to Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:
          (a) the representations and warranties made by Purchaser in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties made by Purchaser in this Agreement that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement; and all such representations and warranties, certifications and statements of Purchaser that are qualified as to materiality or Material Adverse Effect shall be true and correct, and all such representations and warranties, certifications and statements of Purchaser that are not so qualified shall be true and correct in all material respects, as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties made with respect to a specified date need only be true and correct as of such date), and Seller shall have received a certificate to such effect signed by an authorized officer of Purchaser;
          (b) Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, and Seller shall have received a certificate to such effect signed by an authorized officer of Purchaser;
          (c) the transactions contemplated hereby shall have been approved or not disapproved at the conclusion of all applicable waiting periods, as the case may be, by the Georgia Insurance Commissioner, the Texas Insurance Commissioner and the Missouri Insurance Commissioner and each such approval shall remain in effect, and such other licenses, consents and approvals of any Governmental Entity as are required by law in order to permit each of the parties hereto to consummate the transactions contemplated by this Agreement shall have in each case been obtained and not rescinded (other than with respect to the matters set forth in Section 3.2(c)), and any and all applicable waiting periods imposed by law shall have expired;
          (d) no order entered or law promulgated or enacted by any court, legislature or other Governmental Entity shall be in effect which would prevent the consummation of the transactions contemplated hereby, and no claim, action, suit or proceeding shall have been commenced and be pending which seeks to restrain, prevent, materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of such transactions;
          (e) the waiting period under the Hart-Scott-Rodino Act (and any extension thereof) shall have expired or terminated, if applicable;
          (f) Purchaser shall have obtained approval of a Form A Statement with the Georgia Insurance Department and the Texas Insurance Department with respect to the transactions contemplated hereby, and shall have obtained written or verbal approval of the Missouri Insurance Department to acquire the Subsidiaries; and
          (g) at or prior to the Closing, Purchaser shall have, or shall have caused its affiliates to, use commercially reasonable efforts to maintain Association Casualty’s license to do business in North Carolina and American Southern shall be released from all of its obligations under the Guaranty Agreement.
     4.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:
          (a) the representations and warranties made by Seller in this Agreement and any disclosure schedule that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties made by Seller in this Agreement that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement; and all such representations and warranties, certifications and statements of Seller that are qualified as to materiality or Material Adverse Effect shall be true and correct, and all such representations and warranties, certifications and statements of Seller that are not so qualified shall be true and correct in all material respects, as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for any such representations or warranties that are no longer true and correct as a direct result of Purchaser’s failure to maintain Association Casualty’s license to do business in North Carolina in accordance with Section 3.2(c), and except that representations and warranties made with respect to a specified date need only be true and correct as of such date), and Purchaser shall have received a certificate to such effect signed by an authorized officer of Seller;
          (b) Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing, and Purchaser shall have received a certificate to such effect signed by an authorized officer of Seller;
          (c) the transactions contemplated hereby shall have been approved or not disapproved at the conclusion of all applicable waiting periods, as the case may be, by the Georgia Insurance Commissioner, the Texas Insurance Commissioner and the Missouri Insurance Commissioner and each such approval shall remain in effect, and such other licenses, consents and approvals of any Governmental Entity as are required by law in order to permit each of the parties hereto to consummate the transactions contemplated by this Agreement shall have in each case been obtained and not rescinded (other than with respect to the matters set forth in Section 3.2(c)), and any and all applicable waiting periods imposed by law shall have expired;
          (d) no order entered or law promulgated or enacted by any court, legislature or other Governmental Entity shall be in effect which would prevent the consummation of the transactions contemplated hereby, and no claim, action, suit or proceeding shall have been commenced and be pending which seeks to restrain, prevent, materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of such transactions;
          (e) the waiting period under the Hart-Scott-Rodino Act (and any extension thereof) shall have expired or terminated, if applicable;
          (f) at or prior to the Closing, Seller shall cause Bank to release the Shares of Georgia Casualty and Association Casualty from the Pledge Agreement; and
          (g) from and after the date hereof, there shall have been no material adverse change in the financial condition, operations or prospects of the Subsidiaries.
          (h) prior to the Closing, Seller shall cause the Subsidiaries to dispose of the securities listed on Schedule 4.2(h); provided, in the event that such securities are sold after December 31, 2007, the Purchase Price shall be (i) increased by the amount, if any, that the sales price received for such securities exceeds the book adjusted carrying value for such securities shown on the Annual Statements of the Subsidiaries for the year ended December 31, 2007 (the “Book Value”), net of tax, or (ii) decreased by the amount, if any, that the Book Value exceeds the sales price for such securities, net of tax;
          (i) simultaneous with the Closing, Seller shall, and shall cause the Subsidiaries to, terminate all management agreements, cost allocation agreements and leases, whether written or otherwise, between any of the Subsidiaries and Seller or any of its affiliates, and the Subsidiaries other than the contracts referred to in Section 4.2(k) hereof;
          (j) Purchaser and Seller shall have entered into a mutually agreeable Non-Competition Agreement in the form attached hereto as Exhibit A; and

          (k) Seller shall have entered into contracts with the Subsidiaries and/or Purchaser on terms mutually agreeable to Purchaser and Seller pursuant to which Seller or its affiliates shall provide to the Subsidiaries and/or Purchaser certain services to be mutually agreed upon by Purchaser and Seller.
ARTICLE V
TERMINATION, AMENDMENT AND WAIVER
     5.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of Purchaser and Seller;
          (b) by either party hereto if a material breach of or failure to perform any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement (other than such material breaches on the part of Seller that are a direct result of Purchaser’s failure to maintain Association Casualty’s license to do business in North Carolina in accordance with Section 3.2(c)) shall have occurred and such breach has not been waived by the non-breaching party or cured to the reasonable satisfaction of the non-breaching party within 30 days of the non-breaching party’s written notice to the breaching party thereof;
          (c) by either party hereto, upon written notice to the other party hereto, if the party giving such notice determines, in such party’s sole good faith judgment, that any condition to the consummation by such party of the transactions contemplated by this Agreement set forth in Section 4.1 with respect to Seller and Section 4.2 with respect to Purchaser has become impossible to be fulfilled;
          (d) by either party hereto, if the Closing shall not have occurred by the End Date; provided, however, that no party may terminate this Agreement pursuant to this Section 5.1(d) if such party’s breach of its obligations under this Agreement proximately caused the failure of the Closing to occur by such date;
          (e) by either party hereto, upon payment to the other party hereto of the Break-Up Fee in accordance with Section 5.2(a); or
          (f) by either party hereto, if any regulatory approvals described in Section 4.2(c) have been denied or refused, notwithstanding the best efforts of the party having responsibility for obtaining such regulatory approvals.
     5.2 Effect of Termination; Termination Fee.
          (a) In the event of any termination of this Agreement as provided in Section 5.1, this Agreement shall have no further force and effect, and there shall be no liability on the part of either party hereto or its officers or directors hereunder, except (i) that the provisions of this Section 5.2 and Sections 6.3, 6.4, 6.5, 6.6, 6.8, 6.10, 6.11, 6.12 and 6.14 shall survive any such termination; (ii) that this section 5.2 shall not relieve either party from liability for any willful breach of any representation or warranty set forth herein or any breach prior to such termination of any covenant or agreement contained herein, (iii) as provided in Section 5.2(b) and (iv) as provided in Section 5.2(c).
          (b) In order for either party hereto to terminate this Agreement pursuant to Section 5.1(e), such party shall pay to the other party hereto a break-up fee in the amount of Two Million Dollars ($2,000,000) (the “Break-Up Fee”) by means of a wire transfer of immediately available funds to such bank account designated by the other party and such termination shall be effective upon receipt by the non-terminating party of the Break-Up Fee.
          (c) If the Closing shall not have occurred by the End Date, Purchaser shall pay to Seller the Break-Up Fee by means of a wire transfer of immediately available funds to such bank account designated by Seller within two (2) business days following such date; provided, however, that Purchaser shall not be required to pay to Seller the Break-Up Fee pursuant to this Section 5.2(c) if (i) any of Seller’s representations or warranties that are qualified as to materiality or Material Adverse Effect are untrue, or any of Seller’s representations or warranties that are not so qualified are untrue in any material respect, as of the date made or as of the End Date (except for any representations or warranties that are untrue as a direct result of Purchaser’s failure to maintain Association Casualty’s license to do business in North

Carolina in accordance with Section 3.2(c)); (ii) Seller has violated any of the covenants or agreements contained in Article III of this Agreement in any material respect; or (iii) any of the conditions to Closing contained in Sections 4.2(a) through (i) hereof have not occurred or Seller has failed to execute the Non-Competition Agreement referred to in Section 4.2(j) or the agreements referred to in Section 4.2(k).
     5.3 Amendment. This Agreement may be amended by mutual consent of the parties hereto at any time prior to the Closing Date; provided, however, that any amendment must be by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
     5.4 Extension; Waiver. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (i) extend the time for performance of any of the obligations or other acts of the other party hereto; (ii) in whole or in part, waive any inaccuracy in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto, and (iii) in whole or in part, waive compliance with any of the agreements of the other party hereto or conditions to the obligations of such party contained herein. Any such agreement on the part of either party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of the party granting such extension or waiver.
ARTICLE VI
GENERAL PROVISIONS
     6.1 Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained in this Agreement, any exhibits and schedules hereto, and in any certificates delivered pursuant to this Agreement shall survive for a period of twenty-four (24) months following the Closing Date, and neither party shall have any right or claim against the other party after such period by virtue of any breach or violation of any such representation, warranty or agreement; provided, however, that (i) nothing contained herein shall limit any covenant or agreement of the Parties that by its terms contemplates performance after the Closing Date; (ii) Section 3.10 shall survive indefinitely and (iii) in all cases, any representation, warranty, covenant or agreement that is the subject of a claim which is asserted by the party seeking indemnification pursuant to Section 6.2 in a reasonably detailed writing delivered to the other party or parties, as the case may be, prior to the expiration of the applicable survival period shall survive with respect to such claim or dispute until the final resolution thereof.
     6.2 Indemnification.
          (a) Indemnification by Seller. Subject to the conditions and provisions of Sections 3.2(c) and 6.2(c), (d) and (f), from and after the Closing Date, Seller agrees to indemnify, defend and hold Purchaser, the Subsidiaries and their officers, directors, employees, agents and shareholders (the “Purchaser Indemnified Parties”) harmless from and against and in any respect of any loss, liability, claim, obligation, damage or deficiency (a “Loss”) arising out of or resulting from (i) any misrepresentation or breach of the representations, warranties or certifications of Seller contained in or made pursuant to this Agreement, or (ii) any breach by Seller of any covenants of Seller contained in or made pursuant to this Agreement.
          (b) Indemnification by Purchaser. Subject to the conditions and provisions of Sections 6.2(c), (d) and (f), from and after the Closing Date, Purchaser agrees to indemnify, defend and hold Seller and Seller’s officers, directors, employees, agents and shareholders (the “Seller Indemnified Parties”) harmless from and against and in any respect of any Loss arising out of or resulting from (i) any misrepresentation or breach of the representations, warranties or certifications of Purchaser contained in or made pursuant to this Agreement, or (ii) any breach by Purchaser of any covenants of Purchaser contained in or made pursuant to this Agreement.
          (c) Limitations on Indemnification.
          (i) Seller shall not be liable to the Purchaser Indemnified Parties in respect of any indemnification under Section 6.2(a) except to the extent that the aggregate Losses of the Purchaser Indemnified Parties under Section 6.2(a) exceed $250,000 (the “Basket Amount”), in which event the Purchaser Indemnified Parties may claim indemnification for all Losses of the Purchaser Indemnified Parties.

          (ii) Purchaser acknowledges and agrees that the maximum aggregate liability of Seller pursuant to Section 6.2(a) to the Purchaser Indemnified Parties and any third parties for any and all Losses shall not exceed $7,500,000; provided, however, that nothing in this Section 6.2(c)(ii) shall be construed to constitute a waiver or limitation of any claims by Purchaser based on fraud, willful misconduct or bad faith of Seller.
          (iii) The Purchaser Indemnified Parties’ right to indemnification pursuant to Section 6.2(a) on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Purchaser Indemnified Parties. The Purchaser Indemnified Parties shall use their commercially reasonable efforts to claim and recover any Losses suffered by the Purchaser Indemnified Parties under any such insurance policies or other third party indemnities. The Purchaser Indemnified Parties shall remit to Seller any such insurance or other third party proceeds which are paid to the Purchaser Indemnified Parties with respect to Losses for which the Purchaser Indemnified Parties have been previously compensated pursuant to Section 6.2(a).
          (iv) Purchaser shall not be liable to the Seller Indemnified Parties in respect of any indemnification under Section 6.2(b) except to the extent that the aggregate Losses of the Seller Indemnified Parties under Section 6.2(a) exceed the Basket Amount, in which event the Seller Indemnified Parties may claim indemnification for all Losses of the Seller Indemnified Parties.
          (v) Seller acknowledges and agrees that the maximum aggregate liability of Purchaser pursuant to Section 6.2(b) to the Seller Indemnified Parties and any third parties for any and all Losses shall not exceed $7,500,000; provided, however, that nothing in this Section 6.2(c)(iv) shall be construed to constitute a waiver or limitation of any claims by Seller based on fraud, willful misconduct or bad faith of Purchaser.
          (vi) The Seller Indemnified Parties’ right to indemnification pursuant to Section 6.2(b) on account of any Losses will be reduced by all insurance or other third party indemnification proceeds actually received by the Seller Indemnified Parties. The Seller Indemnified Parties shall use their commercially reasonable efforts to claim and recover any Losses suffered by the Seller Indemnified Parties under any such insurance policies or other third party indemnities. The Seller Indemnified Parties shall remit to Purchaser any such insurance or other third party proceeds which are paid to the Seller Indemnified Parties with respect to Losses for which the Seller Indemnified Parties have been previously compensated pursuant to Section 6.2(b).
          (vii) No claim for indemnification may be made pursuant to this Section 6.2 after the expiration of the applicable survival period set forth in Section 6.1.
          (d) Conditions of Indemnification. The obligations and liabilities of Seller and of Purchaser hereunder with respect to their respective indemnities pursuant to this Section 6.2, resulting from any Losses, shall be subject to the following terms and conditions:
          (i) The party seeking indemnification (the “Indemnified Party”) must give the other party or parties, as the case may be (the “Indemnifying Party”), notice of any such Losses promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.
          (ii) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing (reasonably acceptable to the Indemnified Party), the defense of such Losses at the Indemnifying Party’s risk and expense; provided, however, that as a condition to the exercise of such right to undertake defense of such Losses, the Indemnifying Party shall, as between the Indemnifying Party and the Indemnified Party, assume the liability for such Losses, without regard to the limitations set forth in Section 6.2(c)(ii) or Section 6.2(c)(v), as applicable.
          (iii) In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof (with counsel reasonably acceptable to the Indemnified Party)). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.
          (iv) Notwithstanding anything contained in this Section 6.2(d) to the contrary, (a) if any third party alleges the right to or seeks any remedy other than money damages or other money payments, the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to participate in and direct the defense, compromise or settlement of the Losses, (b) the Indemnifying Party shall not, without the Indemnified Party’s written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance reasonably satisfactory to the Indemnified Party, (c) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses, (d) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith, and (e) in the event that both the Indemnified Party and the Indemnifying Party are parties (directly or through interpleader) to any Losses giving rise to indemnification hereunder and the Indemnified Party is advised by counsel that there is or may be a conflict of interest in the representation of both the Indemnified Party and the Indemnifying Party by one firm of counsel, the Indemnified Party shall be entitled to assume, at the sole cost and expense of the Indemnifying Party, the defense, compromise and settlement (subject to clause (b) of this Section 6.2(d)(iv) above) of such Loss with counsel (in addition to local counsel) reasonably satisfactory to the Indemnifying Party.
          (v) In the event that an Indemnified Party has a good faith basis for a claim for indemnification which does not involve a claim against it by a third party (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim, including with particularity the specific representation and warranty or covenant and agreement alleged to have been breached; provided, that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure. If the Indemnifying Party notifies the Indemnified Party that it disputes an Indemnified Party’s right of indemnification with respect to a particular Direct Claim, the parties shall use their reasonable efforts to negotiate a resolution of such dispute promptly. Except to the extent of the limitations on indemnification set forth in this Section 6.2, nothing in this Section 6.2(d)(v) shall be deemed to prevent any Indemnified Party from initiating litigation under this Agreement with respect to any Direct Claim disputed by the Indemnifying Party for the purpose of establishing the Indemnified Party’s right to indemnification hereunder.
          (e) Exclusive Remedy. Except with respect to fraud, willful misconduct or bad faith, from and after the Closing Date, the indemnification rights provided in Section 6.2 of this Agreement shall be the sole and exclusive remedy available under contract, tort or any other legal theory to Purchaser, Seller or any other person with respect to any Losses, including any debts, liabilities, damages, obligations, claims, demands, judgments, and settlements, whether asserted by third parties or incurred or sustained in the absence of third-party claims, including all costs and expenses, including interest, penalties, attorneys’ fees and any amounts paid in investigation, defense or settlement of any of the foregoing incurred or sustained pursuant to or in connection with this Agreement or the transactions contemplated hereby.

          (f) Exception to Indemnification. Notwithstanding anything to the contrary contained herein, if the Closing occurs no claim for indemnification may be asserted under this Agreement or any document delivered in connection herewith with respect to any matter which the indemnifying party can prove was discovered or known by the party otherwise entitled to seek indemnification on or before the Closing Date.
     6.3 Notices. All notices and other communications required to be given hereunder shall be in writing and shall be deemed to have been duly given upon delivery, if delivered by hand; if given by mail, three (3) days after the date of mailing, postage prepaid, certified or registered mail to a party hereto at the address set forth below; if given by facsimile, upon transmission to the number set forth below provided written confirmation is sent to the address below; if given by overnight delivery service addressed to the address set forth below, the business day following the day on which such notice is sent:
If to Seller:
Atlantic American Corporation
4370 Peachtree Road, NE
Atlanta, Georgia 30319
Attention: Mr. Hilton H. Howell, Jr.
Facsimile: (404) 266-8107
Email: hhh@atlam.com
with a copy to:
Troutman Sanders LLP
Bank of America Plaza
600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308-2216
Attention: Neal H. Ray, Esq.
Facsimile: (404) 962-6857
Email: neal.ray@troutmansanders.com
If to Purchaser:
Columbia Mutual Insurance Company
2102 White Gate Drive
Columbia, MO 65202
Attention: Mr. Robert J. Wagner
Facsimile: (573) 474-5865
Email: bwagner@colinsgrp.com
with a copy to:
Columbia Mutual Insurance Company
2102 White Gate Drive
Columbia, MO 65202
Attention: Mr. Gary Thompson
Facsimile: (573) 474-5865
Email: gthompson@colinsgrp.com
Either party hereto may change its address for purposes of receiving notice pursuant to this Agreement by giving notice of such new address to the other party hereto.

     6.4 Fees and Expenses. Each of the parties shall pay its own expenses incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, whether or not the transactions contemplated hereby are consummated.
     6.5 Interpretation. The article and section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Terms used in the plural include the singular, and vice versa, unless the context otherwise requires.
     6.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD FOR ITS CONFLICT OF LAWS DOCTRINE.
     6.7 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Telecopy transmissions of signatures shall be deemed to constitute originals.
     6.8 Entire Agreement. This Agreement (together with the Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated October 2, 2007, by and between Seller and Purchaser relating to certain Confidential Information (as defined therein) shall not be superseded by this Agreement and shall remain in effect hereafter or otherwise with respect to the subject matter hereof.
     6.9 Assignment. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of each other party hereto. Any purported assignment in violation of this provision shall be null and void.
     6.10 Binding Effect. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by or against the parties and their respective legal representatives, heirs, successors and permitted assigns.
     6.11 Severability. If any part of this Agreement or other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect to the greatest extent permitted by law.
     6.12 Publicity. Except as required by law or by the rules of any national securities exchange or the National Association of Securities Dealers, Inc., each of the parties hereto and their respective agents, representatives and employees will keep strictly confidential this Agreement and its contents, and all related discussions and negotiations regarding the subject matter hereof and, without the express written consent of each of Purchaser and Seller (which consent shall not be unreasonably withheld), shall not make any disclosure or announcement about the existence or contents of this Agreement or the transactions contemplated hereunder. Notwithstanding the foregoing, it is agreed and understood that (i) promptly following the execution of this Agreement Seller will prepare and disseminate a public announcement of the principal terms hereof, identifying the parties hereto, and (ii) Purchaser will be given a reasonable opportunity to review and comment upon such public announcement in advance of its dissemination.
     6.13 Subsequent SEC Filings. After the Closing, the parties agree to furnish information to each other (on a SAP and/or GAAP basis) so that each party may prepare any filings required to be made with the SEC or any other Governmental Entity. The parties shall each be responsible for their own costs and expenses (including, without limitation, professional fees and expenses) incurred in preparing such filings.
     6.14 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties, and as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.

(Signatures appear on the following page)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ATLANTIC AMERICAN CORPORATION
By:	/s/ J. Mack Robinson
Name:	J. Mack Robinson
Title:	Chairman

COLUMBIA MUTUAL INSURANCE COMPANY
By:	/s/ Robert J. Wagner
Name:	Robert J. Wagner
Title:	President

Exhibit A
Form of Non-Competition Agreement